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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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U.S. Unwired Inc.

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US UNWIRED INC.

901 Lakeshore Drive

Lake Charles, LA 70601

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 27, 2004

To the Stockholders of US Unwired Inc.:

The 2004 Annual Meeting of Stockholders of US Unwired Inc. will be held on April 27, 2004, at 9:00 a.m. Central Time, at 901 Lakeshore Drive, Sixth Floor, Lake Charles, Louisiana, to elect directors and to transact such other business as may properly be brought before the meeting or any adjournments thereof.

Holders of record of US Unwired’s common stock at the close of business on March 11, 2004, are entitled to notice of and to vote at the Meeting.

PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. A PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

By Order of the Board of Directors

Thomas G. Henning

Secretary

Lake Charles, Louisiana

March 26, 2004

US UNWIRED INC.

901 Lakeshore Drive

Lake Charles, LA 70601

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

April 27, 2004

This Proxy Statement is furnished to holders of our Common Stock in connection with the solicitation on behalf of your Board of Directors (the “Board”) of proxies for use at our Annual Meeting of Stockholders (the “Meeting”) to be held on April 27, 2004, at the time and place set forth in the accompanying notice and at any adjournments thereof.

Holders of record of our Common Stock at the close of business on March 11, 2004, are entitled to notice of and to vote at the Meeting. On that date, we had outstanding 128,831,535 shares of Common Stock, each of which is entitled to one vote.

You may revoke any proxy at any time before its exercise by filing with our Secretary a written revocation or duly executed proxy bearing a later date. If you vote in person at the Meeting in a manner inconsistent with a proxy previously filed on your behalf you will be deemed to have revoked the proxy as it relates to the matter voted upon in person.

This Proxy Statement is first being mailed to stockholders on or about March 26, 2004. The cost of preparing and mailing proxy materials as well as soliciting proxies in the enclosed form will be borne by us. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, fax, e-mail and telex. Banks, brokerage houses and other nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and we will, upon request, reimburse them for their expenses in so acting.

ELECTION OF DIRECTORS

Our Articles of Incorporation provide for three classes of directors, with one class to be elected at each annual meeting for a three-year term. At the Meeting, Class I Directors will be elected to serve until the third succeeding annual meeting and until their successors have been duly elected and qualified. Directors will be elected by plurality vote.

Unless authority is withheld, the persons named in the enclosed proxy will vote the shares represented by the proxies received by them for the election of the three Class I director nominees named below. If one or more nominees cannot be a candidate at the Meeting, the shares represented will be voted in favor of such other nominees as may be designated by the Board.

The Board does not have a nominating committee or other committee performing similar functions. The Board does, however, approve all nominees for election, and a shareholder who desires a person to be considered as a director should address any communication to the Chairman of the Board at the Company’s address, following the procedures described below. Similarly, a shareholder who wishes to communicate with the Board on any other subject should direct his communications to the Secretary of the Company, who will be responsible for disseminating such communications to the Board.

Of our directors, Messrs. Harley C. Ruppert, Thomas J. Sullivan and Christopher J. Stadler were appointed pursuant to an agreement with Investcorp, S.A., to nominate a specific number of persons for election to our

Board, and Mr. Lawrence C. Tucker was appointed pursuant to our agreement with the 1818 Fund III, LLP to permit it to nominate at least one person for election to our Board.

Other than the Board, only shareholders entitled to vote for the election of directors who have complied with the procedures of our Bylaws may nominate a person for election. To do so, the shareholder must have given written notice to us by December 25, 2003 of the following: (1) as to each proposed nominee, (a) his or her name, age, business address, residential address, principal occupation or employment, and the class and number of shares of our stock of which he or she is the beneficial owner, (b) his or her written consent to being named as a nominee and to serve if elected and (c) any other information relating to such person that would be required to be disclosed in solicitations of proxies for the election of directors by Regulation 14A under the Securities Exchange Act of 1934; and (2) as to the shareholder giving the notice, his or her name and address and the class and number of shares of our stock of which he or she is the beneficial owner. Two inspectors, not affiliated with us, appointed by our Secretary, will determine whether the notice provisions were met; if they determine that the shareholder has not complied with our Bylaws, the defective nomination will be disregarded.

The following table sets forth certain information as of March 15, 2004, with respect to each director nominee and each director whose term as a director will continue after the Meeting. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. The Board recommends a vote for each of the three nominees named below.

Directors nominees for terms to expire in 2007 (Class I Directors)

Name	Age	Principal Occupation	Year First Became Director
Henry P. Hebert, Jr.	78	Owner, HP Hebert Oil Properties	2000
Thomas G. Henning(1)	44	Secretary and General Counsel of the Company	1988	(2)
Thomas J. Sullivan(3)	41	Managing Director, Investcorp, S.A.	2002

Directors whose terms expire in 2005 (Class II Directors)

Robert W. Piper	44	President and Chief Executive Officer	1997
Christopher J. Stadler(3)	39	Managing Director, Investcorp, S. A.	2002

Director whose terms expire in 2006 (Class III Directors)

William L. Henning, Jr.(1)	51	Chairman of our Board	1988	(2)
Lawrence C. Tucker(4)	61	General Partner, Brown Brothers Harriman & Co.	1999
Harley Ruppert(3)	58	President, Newport Telephone Co.	2002

(1)	William L. Henning, Jr. and Thomas G. Henning are brothers
(2)	The date the named person first became a director of our predecessor company
(3)	Messrs. Ruppert, Sullivan and Stadler were appointed pursuant to our agreement in connection with our acquisition of IWO Holdings, Inc., to permit Investcorp, S.A., to nominate a specified number of persons for election to our Board.
(4)	Mr. Tucker was appointed pursuant to our agreement with the 1818 Fund III, LLP, to permit it to nominate at least one person for election to our Board.

Henry P. Hebert, Jr. has been since 1962 the owner of H.P. Hebert Oil Properties, which is involved in oil and gas exploration, production management and operating and producing property acquisitions. Mr. Hebert has also served as Chairman of the Board of Trustees for Lafayette General Medical Center in Lafayette, La since 1999.

Thomas G. Henning has been General Counsel and Secretary since 1994.

Thomas J. Sullivan has been an executive of Investcorp, S.A., a global investment group (“Investcorp”), or one or more of its wholly-owned subsidiaries since April 1996. Mr. Sullivan is a director of Werner Holding Co. (DE), Inc.

Robert W. Piper has been our President since 1995 and was named Chief Executive Officer in 2000. He served as our Chief Operating Officer from 1995 to 2000.

Christopher J. Stadler has been an executive of Investcorp, or one or more of its wholly-owned subsidiaries, since April 1996 and is currently a member of its Steering Committee. Mr. Stadler is a director of Werner Holding Co. (DE), Inc, CSK Auto Corporation and Saks Incorporated.

William L. Henning, Jr., was our Chief Executive Officer from 1988 to 2000, when he became Chairman of our Board of Directors. He was also Chairman and Chief Executive Officer of Xspedius Holding Corp. or its predecessor company from 1998 to 2002.

Lawrence C. Tucker has been a general partner of Brown Brothers Harriman & Co. since 1979 and currently is a member of the Steering Committee of the firm’s partnership. He is a director of Z-Tel Technologies, Inc., National Healthcare Corporation, VAALCO Energy Inc., and Xspedius Holding Corp.

Harley Ruppert has been employed from 1978 to the present by Newport Telephone Company, Inc., most recently as President, and in 2000 he acquired a controlling interest in that company. Mr. Ruppert is also President and Chief Executive Officer of NTCNet Inc., the holding company of Newport Telephone Company, Inc.

The Board has an Audit Committee, the members of which as of the date hereof are Messrs. Sullivan (Chairman), Hebert & Ruppert. This committee, which held eight meetings last year, is responsible for making recommendations to the Board concerning the selection and retention of independent auditors, reviewing the results of audits by the independent auditors, discussing audit recommendations with management and reporting the results of its reviews to the Board. The Board also has a Compensation Committee, the members of which as of the date hereof are Messrs. Tucker (Chairman), Hebert & Stadler. This committee, which held one meeting last year, is responsible for determining the compensation of our officers and key employees and administering our incentive compensation plans. The Board does not have a nominating committee.

Mr. Hebert received upon joining the Board options to purchase 5,000 shares of our Common Stock for $11.00 per share, the fair market value of the stock on the date of grant, and he also received a fee of $20,000 in 2003 for serving as an independent committee in connection with our recent bond exchange offer. Directors are not otherwise compensated.

The Board has determined that each of the foregoing nominees meets the definition of independence of the NASDAQ National Market System, except Messrs. Thomas G. Henning, Jr., William L. Henning and Robert W. Piper. The Board does not have a policy regarding Board member attendance at the annual shareholders meeting, but such meeting is normally established in connection with a Board meeting to be held immediately after the shareholder’s meeting. All Board members did not attend the 2003 annual meeting as the meeting had to be scheduled on a date the Board did not meet, but all are expected to attend the 2004 annual meeting.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information concerning the beneficial ownership of each class of our outstanding Common Stock as of March 25, 2004, by each director and nominee for director and each current executive officer identified under the heading “Executive Compensation and Certain Transactions—Summary of Executive Compensation” (“Named Executive Officers”) and by all directors and current executive officers as a group, determined in accordance with Rule 13d-3 of the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in this table or the notes under “Stock Ownership of Certain Beneficial Owners,” the securities shown are held with sole voting and investment power.

Beneficial Owner	Number of Shares		Percent

Directors and Nominees

Henry P. Hebert, Jr.	20,000	(1)	*

Thomas G. Henning	12,477,210	(1)	9.63

Robert W. Piper	985,811	(1)	*

William L. Henning, Jr.	11,237,770	(1)	8.63

Lawrence C. Tucker	10,038,418	(2)	7.79

Harley Ruppert	1,098,508	(3)	*

Christopher Stadler	0		*

Thomas Sullivan	0		*

Named Executive Officers who are not directors

Jerry E. Vaughn	454,393	(1)	*

Michael D. Bennett	156,610	(1)	*

All directors and executive officers as a group (11 persons)	35,857,717		27.06

*	Less than one percent
(1)	Includes shares of Common Stock that the named persons have, or will have within 60 days, the right to acquire pursuant to stock options, as follows: Mr. Hebert, 5,000 shares; Mr. Thomas G. Henning, 725,252; Mr. Piper, 882,584; Mr. William Henning, Jr., 1,405,308 Mr. Vaughn, 454,393; and Mr. Bennett, 156,610.
(2)	Consist of shares owned by the 1818 Fund III, LLP. See note 6 under “Stock Ownership of Certain Beneficial Owners.”
(3)	Consist of shares owned by Newport PCS Inc., a subsidiary of Newport Telephone Company, of which Mr. Ruppert is President, and 61,337 shares Newport PCS has the right to acquire pursuant to currently exercisable warrants.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following, to our knowledge, are the only beneficial owners of more than 5% of our outstanding voting power, determined in accordance with Rule 13d-3 of the SEC as of March 25, 2004. Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

Beneficial Owner	Number of Shares		Percent

William L. Henning	10,999,077	(1)	8.53

William L. Henning, Jr.	11,237,770	(2)	8.63

John A. Henning	9,484,132	(3)	7.36

Thomas G. Henning	12,477,210	(4)	9.63

Investcorp, S.A.	6,852,776	(5)	5.17

Lawrence C. Tucker	10,038,418	(6)	7.58

The 1818 Fund III, L.P.	10,038,418	(6)	7.58

(1)	Includes 191,838 shares held by William L. Henning as custodian for the minor children of Thomas G. Henning, 4,934,520 shares owned by his wife and 2,634,842 shares owned by Cameron Communications Corporation, all of which shares he disclaims beneficial ownership. Also includes his proportionate interest in 177,427 shares held by a general partnership and 79,956 shares he has the right to acquire pursuant to options currently exercisable or exercisable within 60 days. William L. Henning’s address is 101 E. Thomas Street, Sulphur, La. 70663.
(2)	Includes 1,405,308 shares he has the right to acquire pursuant to currently exercisable options and his proportionate interest in 177,427 shares held by a general partnership. Mr. Henning’s address is 901 Lakeshore Drive, Lake Charles, La. 70601.
(3)	Includes 79,956 shares he has the right to acquire pursuant to currently exercisable options and his proportionate interest in 177,427 shares held by a general partnership. Mr. Henning’s address is 101 E. Thomas Street, Sulphur, La. 70663.
(4)	Includes 422,523 shares held as custodian for the minor children of John A. Henning and William L. Henning, Jr., of all of which shares Thomas G. Henning disclaims beneficial ownership, and 725,252 shares he has the right to acquire pursuant to options currently exercisable. Excludes 191,838 shares held by William L. Henning, as custodian for the minor children of Thomas G. Henning. Also includes 1,241,932 shares held as trustee for the minor children of William L. Henning, Jr. and John A. Henning, 620,966 shares held as trustee for his minor children, and 10,000 shares held as custodian for his minor children, of all of which shares he disclaims beneficial ownership. Also includes his proportionate interest in 177,427 shares held by a general partnership. Thomas G. Henning’s address is 901 Lakeshore Drive, Lake Charles, LA 70601.
(5)	As set forth in a Schedule 13D by Investcorp, S.A. and SIPCO, Limited, the parent corporation of Investcorp, filed with the SEC in April 2002. Beneficial ownership of the shares shown is stated to be shared with a number of entities, including a wholly-owned subsidiary of Investcorp S.A., a limited partnership of which Investcorp is sole general partner, and entities listed in the Schedule 13D under the term “Managed Entities.” The Managed Entities are stated as being indirectly managed by Investcorp by virtue of revocable agreements pursuant to which “such entities or their stockholders or principals” have granted Investcorp authority to direct the voting or disposition of our stock. The shares also include 48,353 shares that Investcorp may acquire pursuant to currently exercisable warrants. The address of Investcorp, S.A., is 37 Rue Notre Dame, Luxembourg.
(6)	Mr. Tucker, a general partner of Brown Brothers Harriman & Co., which is the general partner of The 1818 Fund, may be deemed to be the beneficial owner of shares held of record by The 1818 Fund due to his role as a co-manager of The 1818 Fund. Mr. Tucker disclaims beneficial ownership of the shares beneficially owned by The 1818 Fund, except to the extent of his pecuniary interest therein. The address of the 1818 Fund is 63 Wall Street, New York, NY 10021.

EXECUTIVE COMPENSATION

Summary of Executive Compensation

The following table summarizes, for the last three years, the compensation of our Chief Executive Officer and of certain other of our executive officers whose annual compensation was over $100,000, in all capacities in which they served.

Annual Compensation
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation		Securities Underlying Options
William L. Henning, Jr. Chairman of the Board of Directors	2003 2002 2001	$ $ $	220,000 220,000 220,000	$ $ $	20,000 0 110,000	$ $ $	24,473 24,473 32,173	20,000 20,000 20,000

Robert W. Piper President and Chief Executive Officer	2003 2002 2001	$ $ $	299,999 293,269 257,692	$ $ $	187,500 0 325,000	$ $ $	6,000 5,500 18,625	150,000 150,000 100,000

Thomas G. Henning Secretary and General Counsel	2003 2002 2001	$ $ $	165,599 160,961 146,588	$ $ $	136,125 0 165,000	$ $ $	600 600 5,550	50,000 50,000 35,000

Jerry E. Vaughn Chief Financial Officer	2003 2002 2001	$ $ $	228,638 214,615 174,461	$ $ $	144,375 0 220,000	$ $ $	6,600 6,550 12,100	150,000 75,000 50,000

Michael D. Bennett (1) Senior Vice President of Sales and Distribution	2003 2002 2001	$ $ $	164,346 158,964 139,231	$ $ $	82,618 0 135,000	$ $ $	6,404 5,912 7,423	40,000 50,000 20,000

(1)	Mr. Bennett was first appointed to his current position in January, 2003. Before then, he was Vice President-Southern Sales and operations from April 2002 to January 2003, Vice President and Chief Operating officer from August 2001 until April 2002 and General Manager of Wireless Operations from January 2000 until August 2001.

In 1996, we loaned Robert W. Piper, Chief Executive Officer of the Company $31,500, with interest at 5.98% per annum. Interest accrued since the date of the loan was $14,058 as of February 10, 2004. As part of the Key Employee Retention Plan described below, he will be entitled under certain circumstances to have this loan and all accrued interest forgiven after March 31, 2004.

In 1995 we entered into a split life insurance agreement pursuant to which we pay the premiums for $1.2 million of life insurance for the benefit of William L. Henning, Jr., Chairman of our Board, and we recover all the premiums paid at his death. Amounts of premiums paid are included in the above table under “Other Annual Compensation.”

We have employment contracts with each of Messrs. William L. Henning, Jr., Robert W. Piper, Thomas G. Henning, Jerry E. Vaughn and Michael D. Bennett for terms of three years (two years in the case of Mr. Bennett), automatically renewable each year unless we notify the employee within 120 days of a renewal date that the contract will not be renewed. If during the employment term we terminate the employee without Cause, as defined, or he terminates his employment for Good Reason, as defined and including any Change of Control of the Company, we must pay him in a lump sum approximately three times (two times in the case of Mr. Bennett) his salary and bonus and provide him with other benefits, and any stock options granted him will vest. The employee has agreed not to compete with us for two years after any termination of employment.

We adopted in 2003 a Key Employee Retention Plan under which certain of our key employees, including our Chief Executive Officer and Chief Financial Officer, are eligible to receive retention payments if they remain employed by us. The Plan is administered by the Compensation Committee, which determines the employees who are eligible to participate.

Payments under the plan will be made annually for each of the two years ended March 31, 2004 and March 31, 2005. The amount of an employee’s payment will be determined by the Committee, based on the employee’s performance during the past year. Payments can range from 40% to 50% of base salary for the Chief Executive Officer and employees who report to him, and from 30% to 40% of base salary for other key employees. The Chief Executive Officer is also entitled to have any loans he has received from the Company forgiven in addition to his retention payment for 2004.

We will pay 85% of an employee’s retention payment with respect to 2004 as soon as practicable following the award. However, we will defer payment of the remaining 15% until the soonest practicable date after the earlier of (i) March 31, 2005, or (ii) the employee’s death, disability or involuntary termination of employment by us other than for cause.

Employees cease to participate in the Plan if they voluntarily terminate their employment with us, if we terminate their employment for cause, or if the employee dies or becomes disabled. However, if an employee dies, becomes disabled or is terminated by us other than for cause before the end of a plan year, we will pay the employee his or her entire retention payment for that year, and any payments for prior awards that we have deferred. Employees who voluntarily terminate their employment or whom we terminate for cause will not be paid any further retention payments and will forfeit any payments that we have deferred.

The total amount of payments made under the Plan may not exceed $1,900,000.

Stock Option Grants

The following table contains information concerning the grant of stock options to purchase shares of Common Stock granted to the current Named Executive Officers during 2003. The options are exercisable in 25% annual increments beginning one year from the date of grant, unless accelerated by the Compensation Committee or in the event of a change in control of us.

Name	No. of Shares Underlying Options Granted(1)	% of Total Options Granted to Employees in 2003	Exercise Price	Expiration Date	Potential Realizable Value of Options at Assumed Annual Rates of Stock Price Appreciation For Option Term
					5%	10%
William L. Henning, Jr.	20,000	1.08%	$0.12	3/26/2013	$1,505	$3,825
Robert W. Piper	150,000	8.14%	$0.12	3/26/2013	$11,286	$28,687
Jerry E. Vaughn	150,000	8.14%	$0.12	3/26/2013	$11,286	$28,687
Michael D. Bennett	40,000	2.17%	$0.12	3/26/2013	$3,009	$7,650
Thomas G. Henning	50,000	2.71%	$0.12	3/26/2013	$3,762	$9,562

(1)	All options were awarded at the fair market value of the underlying shares on the effective date of grant.

Option Holdings

The following table contains information with respect to the current Named Executive Officers concerning unexercised options held as of December 31, 2003. No options were exercised by any of them in the year.

Name	Number of Securities Underlying Unexercised Options		Value of Unexercised In-the-Money Options (1)
	Exercisable	Unexercisable	Exercisable	Unexercisable
William L. Henning, Jr.	1,352,529	83,779	0	$15,800
Robert W. Piper	762,328	182,756	0	$118,500
Thomas G. Henning	675,377	121,125	0	$39,500
Jerry E. Vaughn	369,651	297,242	0	$118,500
Michael D. Bennett	102,456	114,154	0	$31,600

(1)	Reflects that the closing sale price of the Common Stock on December 31, 2003, was lower than the respective exercise prices of most of the options.

CERTAIN TRANSACTIONS

William L. Henning, the beneficial owner of more than 5% of the Common Stock of the Company, and William L. Henning, Jr., and Thomas G. Henning, officers and directors of the Company, are officers and directors of Cameron Communications, LLC (“Cameron”), a limited liability company engaged primarily in the wireline communications business, and William L. Henning is Cameron’s principal shareholder. Cameron is also a shareholder of Xspedius Holding Corp. (“Xspedius”), a corporation engaged primarily in the competitive local exchange business. William L. Henning, Jr., Chairman of our Board, is the former Chairman and Chief Executive Officer of Xspedius. The 1818 Fund is a principal shareholder of Xspedius, and Lawrence C. Tucker, a director of the Company and executive of the 1818 Fund, is also a director of Xspedius. US Unwired, Cameron, Xspedius and their subsidiaries have agreements with one another and with other companies under common control, as described below.

We lease office space to Xspedius, which paid us $664,000 in rent in 2003. Xspedius provides circuit and voicemail services that we use and also resell to our cellular and digital subscribers, for which we paid it $1,732,000 in 2003.

Cameron provides circuit and interconnect services to us and was paid $437,000 in 2003. We lease tower space from and paid Cameron $112,000 in rent in 2003. We also purchase long distance service from Cameron and resell that service to our customers. We pay rates for this service that are comparable to rates at similar volumes charged by Cameron to other customers and competitive with rates that we would expect to pay for similar service from an unaffiliated third party. We paid Cameron approximately $255,000 in 2003 for long distance service.

We use, for a rate of $3.00 per air mile, a Beechraft RK-12 aircraft owned by Cameron. We paid Cameron approximately $32,000 in 2003 for these flight services.

Unibill, Inc. (“Unibill”), a wholly owned subsidiary of Cameron, provides bill processing and related services for us. For these services, Unibill received approximately $1,700,000 from us in 2003. In March 1998, we agreed to lease office, equipment and warehouse space from Unibill for 60 months. When the lease expired in March 2003 it was continued from month to month at the same rent until a new 60 month lease was executed, effective January 16, 2004. In 2003 we paid Unibill $280,000 under these leases.

We believe that the terms of each of the foregoing arrangements are no less favorable to us than would be expected in comparable arrangements with unaffiliated third persons.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER

PARTICIPATION IN COMPENSATION DECISIONS

The Compensation Committee is composed of Messrs. Tucker (Chairman), Hebert and Stadler. No member of the Compensation Committee has ever been an officer or employee of us or any of our subsidiaries.

THE COMPENSATION COMMITTEE’S REPORT ON EXECUTIVE COMPENSATION

Compensation Committee Responsibilities

The Compensation Committee’s basic responsibilities include: (1) encouraging the achievement of our performance goals by providing compensation that directly relates to the performance of individual and corporate objectives, (2) establishing compensation policies and guidelines that will attract and retain qualified personnel through an overall level of compensation opportunity that is competitive and (3) promoting a direct relationship between compensation and company performance by facilitating executive stock ownership through stock option and other equity participation.

In particular, the Compensation Committee reviews and determines our executive compensation strategy, compensation for the chief executive officer and our other senior executives, and administers stock incentive and other compensation and benefit plans.

Compensation Philosophy

We operate in the extremely competitive and rapidly changing telecommunications industry. The Compensation Committee believes that compensation programs for executive officers should be designed to attract, motivate and retain talented executives responsible for our success and should be determined within a competitive framework and based on the achievement of designated financial and other performance targets, individual contributions and other performance relative to that of our competitors. We have a “pay for performance” philosophy that rewards executives for long-term strategic management and enhancement of shareholder value. Within this overall philosophy, the Committee’s objectives are to:

•	offer a total compensation program that is competitive, taking into consideration the compensation practices of other companies.

•	provide annual incentive compensation awards that take into account our overall performance against corporate objectives, as well as individual contributions.

•	align the financial interests of executive officers with those of shareholders by providing significant equity-based, long-term incentives.

Compensation Components and Process

Our compensation program for executives consists of three key elements: (1) base salary, (2) performance based annual incentive awards and (3) long term, equity-based incentive awards.

The Compensation Committee determines these three key elements for executives with the assistance of our Human Resources staff.

Base Salary.    The base salary for each executive is determined at levels for comparable positions at other companies.

Annual Incentive Awards.    To reinforce the attainment of our goals, the Compensation Committee believes that a substantial portion of the annual compensation of each executive should be in the form of variable incentive pay. For fiscal year 2003, certain goals were established by the Compensation Committee for our chief executive officer and by him for the other executives at the beginning of the fiscal year. The primary goals established related to financial performance and subscriber additions. In fiscal year 2003, we achieved the targets, and awards paid to executives reflected those results, plus individual accomplishments of both corporate and functional objectives.

Long-Term, Equity Based Incentive Awards.    The goal of our long-term, equity-based incentive awards is to align the interests of executives with shareholders and to provide each executive with a significant incentive to manage the company from the perspective of an owner with an equity stake in the business.

The Compensation Committee plans to make annual awards of long-term, equity-based incentives to executives and other employees in 2004.

CEO Compensation

The 2003 annual base salary for Mr. Piper of $299,000 was established by the Committee in March, 2002. The Committee’s decision not to increase base salary was based primarily on financial and equity performance in 2002. The Compensation Committee will review the performance of the Company and will assess the market data for chief executive officers of other comparable companies to ensure that Mr. Piper’s compensation is consistent with the Committee’s stated compensation objectives.

The structure of Mr. Piper’s compensation is based in part on comparisons to the compensation of executives in similar positions with other companies in the industry, as well as Mr. Piper’s level of responsibility, experience and contribution to the Company’s business objectives and the Committee’s assessment of the Company’s operations. The Committee also believes that the structure of Mr. Piper’s compensation, with its emphasis on the Company’s performance is in the best interest of the Company’s stockholders because it more closely aligns the interests of Mr. Piper and the Company’s stockholders. Mr. Piper received a 2003 bonus because the Company achieved all of the performance targets set by the Compensation Committee.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits our ability to deduct annual compensation in excess of $1 million paid to any of our top executive officers. This limitation generally does not apply to compensation based on performance goals if certain requirements are met. Stock option grants under our Incentive Stock Plan have been designed so that any compensation deemed to be paid in connection with the exercise of option grants will qualify as performance-based compensation which is not subject to the $1 million deduction limitation. It is the Committee’s intent to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent.

By the Members of the Compensation Committee.

Lawrence C. Tucker

Henry P. Hebert, Jr.

Christopher J. Stadler

Performance Graph

The following Performance Graph compares our cumulative total stockholder return on our Common Stock for the period beginning May 23, 2000 (the first day of trading after our initial public offering) with the cumulative total return on the NASDAQ Stock Market (NASDAQ Bulletin Board following May, 2003) and the NASDAQ Telecommunications Index assuming the investment of $100 on May 23, 2000, at closing prices on that day and each December 31 thereafter.

Cumulative Total Returns:

Index	May 23, 2000	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2003
US Unwired	100.0	45.1	99.3	4.8	8.9
NASDAQ Stock Market	100.0	78.1	61.6	42.2	63.3
NASDAQ Telecommunications	100.0	66.6	34.0	15.6	26.4

RELATIONSHIP WITH INDEPENDENT

PUBLIC ACCOUNTANTS

General

Our consolidated financial statements for 2002 and 2003 were audited by the firm of Ernst & Young, LLP, which will remain as our auditors until replaced by the Board upon the recommendation of the Audit Committee. Representatives of Ernst & Young, LLP, are expected to be present at the Meeting, with the opportunity to make any statement they desire at that time, and will be available to respond to appropriate questions.

Fees

The following is a summary of the fees billed to US Unwired Inc. and its subsidiaries by Ernst & Young for professional services rendered.

	Year ended December 31,
	2003		2002
Fee Category	Amount	Percentage	Amount	Percentage
Audit fees	$636,997	61%	$544,905	49%
Audit-related fees	61,250	6%	$439,419	40%
Tax fees	351,500	31%	$120,000	11%
All other fees	0	0%	0	0%

Total fees	$1,049,747	100%	$1,104,324	100%

Fees for audit services include fees associated with the annual audit and the reviews of the Company’s quarterly reports on Form 10-Q, including the required annual audit and reviews of quarterly reports of Form 10-Q for IWO, services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements and services that generally only the independent auditors can provide. Audit-related fees principally include due diligence in connection with acquisitions, restructuring plans, accounting consultations, and employee benefit plan audits. Tax fees include tax compliance, tax advice and tax planning, including property tax compliance and consulting services.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

All audit and permissible non-audit services provided by the independent auditors are pre-approved by US Unwired’s Audit Committee. These services may include audit services, audit-related services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors is composed of three non-employee directors. The Board has made a determination that the members of the Audit Committee satisfy the requirements of the NASDAQ Stock Market and the SEC as to independence, financial literacy and experience, and are otherwise qualified to serve.

The responsibilities of the Audit Committee are set forth in the Charter of the Audit Committee, which was adopted by the Board of Directors in May, 2000, revised in March, 2004 and attached hereto. This is a report on the Committee’s activities relating to fiscal year 2003.

The Audit Committee reviewed and discussed the audited financial statements with our management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also discussed with the independent auditors the matters required to be discussed by SAS No. 61 (Codification of Statements on Auditing Standards, AU Section 380). The Committee also received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees), has discussed with the independent auditors the independent auditors’ independence and has considered the compatibility of non audit services with the auditors’ independence.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal auditors with management present and with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

By the members of the Audit Committee:

Thomas J. Sullivan

Henry P. Hebert, Jr.

Harley Ruppert

OTHER MATTERS

Quorum and Voting of Proxies

The presence, in person or by proxy, of a majority of the voting power of the outstanding Common Stock is necessary to constitute a quorum. Stockholders voting, or abstaining from voting, by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, the election of directors will be determined by plurality vote.

A broker or nominee holding shares registered in its name, or in the name of its nominee, that are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner has the discretion to vote the beneficial owner’s shares with respect to the election of directors. Shares as to which a broker or nominee does not vote on a matter are referred to as broker non-votes on that matter. Broker non-votes will be counted as present at the Meeting for purposes of determining a quorum but will not be counted as present on any matter as to which shares are not voted.

All proxies received by us in the form enclosed will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named herein. The Board does not know of any matters to be presented at the Meeting other than the election of directors. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

Stockholder Proposals

Eligible stockholders who desire to present a proposal qualified for inclusion in the proxy materials relating to the 2005 annual meeting of stockholders must forward such proposal to the Secretary at the address set forth on the first page of this Proxy Statement in time to arrive before December 25, 2004.

Other Matters

The Board of Directors knows of no other matters to be presented for shareholder action at the meeting. However, if other matters do properly come before the meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

By Order of the Board of Directors

Thomas G. Henning

Secretary

Lake Charles, Louisiana

March 26, 2004

U.S. UNWIRED INC.

AUDIT COMMITTEE CHARTER

I.	Committee Membership

A.	The Audit Committee of U.S. Unwired, Inc. (the “Company”) shall be comprised of at least three directors who shall be independent.

II.	Committee Purposes

A.	The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

B.	The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the effectiveness of internal control over financial reporting. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, annually auditing management’s assessment of the effectiveness of internal control over financial reporting (commencing in the fiscal year ending December 31, 2004), and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.

C.	The independent auditors shall submit to the Audit Committee annually a formal statement (the “Auditors’ Statement”) describing: (1) the auditors’ internal quality-control procedures; (2) any material issues raised by the most recent internal quality-control review or peer review of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditors, and any steps taken to deal with any such issues; and (3) to assess the auditors’ independence, all relationships between the independent auditors and the Company, including the matters set forth in Independence Standards Board No. 1.

D.	The independent auditors shall submit to the Audit Committee annually a formal statement of the fees billed in each of the last two fiscal years for each of the following categories of services rendered by the independent auditors: (1) the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q or services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements; (2) assurance and related services not included in clause (1) that are reasonably related to the performance of the audit or review of the Company’s financial statements, in the aggregate and by each service; (3) tax compliance, tax advice and tax planning services, in the aggregate and by each service; and (4) all other products and services rendered by the independent auditors, in the aggregate and by each service.

III.	Committee Duties and Responsibilities

To carry out its purposes, the Audit Committee shall have the following duties and responsibilities:

A.	with respect to the independent auditors:

1.	to be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors, who shall report directly to the Audit Committee;

2.	to be directly responsible for the appointment, compensation, retention and oversight of the work of any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or to perform audit, review or attestation services, which firm shall also report directly to the Audit Committee;

3.	to pre-approve, and to adopt appropriate procedures to pre-approve, all audit and non-audit services to be provided by the independent auditors;

4.	to ensure that the independent auditors prepare and deliver annually an Auditors’ Statement, and to discuss with the independent auditors any relationships or services disclosed in this Statement that may impact the quality of audit services or the objectivity and independence of the Company’s independent auditors;

5.	to obtain from the independent auditors in connection with any audit a timely report relating to the Company’s annual audited financial statements describing all critical accounting policies and practices used, all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and any material written communications between the independent auditors and management, such as any “management” letter or schedule of unadjusted differences; and

6.	to discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring/reviewing partner and any other active audit engagement team partner;

B.	with respect to the internal auditing department, to review the appointment and replacement of the director of the internal auditing department, who shall report directly to the Audit Committee but shall also be given managerial responsibility and oversight by the Chief Financial Officer of the Company;

C.	with respect to accounting principles and policies, financial reporting and internal audit control over financial reporting:

1.	to consider any reports or communications (and management’s and/or the internal audit department’s responses thereto) submitted to the Audit Committee by the independent auditors required by or referred to in SAS 61, as it may be modified or supplemented, or other professional standards;

2.	to meet with management, the independent auditors and, if appropriate, the director of the internal auditing department:

i.	to discuss the scope of the annual audit;

ii.	to discuss the annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

iii.	to discuss any significant matters arising from any audit, including any audit problems or difficulties, whether raised by management, the internal auditing department or the independent auditors, relating to the Company’s financial statements;

iv.	to discuss any difficulties the independent auditors encountered in the course of the audit, including any restrictions on their activities or access to requested information and any significant disagreements with management;

v.	to discuss any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the Company; and

vi.	to discuss, as appropriate: (a) any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

3.	to inquire of the Company’s chief executive officer and chief financial officer as to the existence of any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and as to the existence of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting;

4.	to discuss guidelines and policies governing the process by which senior management of the Company and the relevant departments of the Company assess and manage the Company’s exposure to risk, and to discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

5.	to obtain from the independent auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Exchange Act, which sets forth certain procedures to be followed in any audit of financial statements required under the Exchange Act;

6.	to discuss with the Company’s General Counsel any significant legal, compliance or regulatory matters that may have a material effect on the financial statements or the Company’s business, financial statements or compliance policies, including material notices to or inquiries received from governmental agencies;

7.	to discuss and review the type and presentation of information to be included in earnings press releases;

8.	to discuss the types of financial information and earnings guidance provided, and the types of presentations made, to analysts and rating agencies;

9.	to establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters;

10.	to review and discuss any reports concerning material violations submitted to it by Company attorneys or outside counsel pursuant to the SEC attorney professional responsibility rules (17 C.F.R. Part 205) or otherwise; and

11.	to review and approve all related party transactions of the Company;

D.	with respect to reporting and recommendations:

1.	to prepare any report or other disclosures, including any recommendation of the Audit Committee, required by the rules of the SEC to be included in the Company’s annual proxy statement;

2.	to review and reassess the adequacy of this Charter at least annually and recommend any changes to the full Board of Directors; and

3.	to report its activities to the full Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.

IV.	Committee Structure and Operations

The Audit Committee shall designate one member of the Audit Committee as its chairperson. The Audit Committee shall meet once every fiscal quarter, or more frequently if circumstances dictate; should meet separately at least quarterly with management, the director of the internal auditing department and the independent auditors to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed privately; and should meet without management present at least once a year. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

V.	Delegation to Subcommittee

The Audit Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Audit Committee. The Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

VI.	Resources and Authority of the Audit Committee

A.	The Audit Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special or independent counsel, accountants or other experts and advisors, as it deems necessary or appropriate, without seeking approval of the Board or management.

B.	The Company shall provide for appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board, for payment of:

1.	compensation to the independent auditors and any other public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

2.	compensation of any advisers employed by the Audit Committee; and

3.	ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

ê    DETACH PROXY CARD HERE    ê

	IMPORTANT—Please mark, sign, date and return promptly using the enclosed envelope.	☒
Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote for all nominees listed hereon.

1. Election of Directors			2. In their discretion, to transact such other business as may properly come before the meeting and any adjournments thereof.
FOR all nominees listed below ☐	WITHHOLD AUTHORITY ☐ to vote for all nominees listed below	FOR WITH *EXCEPTIONS ☐	To change your address, please mark this box and show the change on reverse side.	☐

Nominees: Henry P. Hebert, Jr., Thomas G. Henning, Thomas J. Sullivan

(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “Exceptions” box in proposal 1 and write that nominee’s name (s) in the space provided below).			To include any comments, please mark this box.	☐

*Exceptions

S C A N L I N E

NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date Share Owner sign here	Co-Owner sign here

US UNWIRED INC.

Proxy Solicited on Behalf of the Board of Directors

for the Annual Meeting of Stockholders on April 27, 2004

The undersigned hereby appoints Thomas G. Henning and Kris Hickingbottom, or either of them, proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock of US Unwired Inc. that the undersigned is entitled to vote at the annual meeting of stockholders to be held April 27, 2004, and any adjournments thereof.

Please specify your choices by marking the appropriate boxes. IF NO SPECIFIC DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED HEREON.

(Continued, and to be signed and dated, on the reverse side.)

US UNWIRED INC.

P.O. BOX 11066

NEW YORK, N.Y. 10203-0066